EXHIBIT 3.2  AMENDED AND RESTATED ARTICLES OF INCORPORATION

                       CERTIFICATE OF AMENDED AND RESTATED
                          ARTICLES OF INCORPORATION OF
                            INTERSTATE DATA USA, INC.

     Interstate Data USA, Inc., (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify: FIRST: The name of the corporation is Interstate Data USA, Inc. Interstate Data USA, Inc. was originally incorporated under the name Interstate Data USA, Inc. and the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on May 18, 2001.

SECOND: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Corporation's Certificate of Incorporation.

THIRD: Pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment and restatement.

FOURTH: That the amendment and restatement of the Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

FIFTH: The text of the Amended and Restated Certificate of Incorporation reads in its entirety as follows:

1. Name. The name of the corporation is Interstate Data USA, Inc. (the "Corporation").

2. Registered Agent. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. Purposes. The nature of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware (the "Act"). The business and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in no way limited or restricted by reference to, or inference from, the terms of any other clauses in this Certificate of Incorporation, but the business and purposes specified in each of the foregoing clauses of this article shall be regarded as independent business and purposes.

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4.   Capital Stock. The total number of shares of all classes of stock which the
Corporation shall have authority to issue is One Hundred Million (100,000,000), consisting of (i) Eighty Million (80,000,000) shares, par value $.001 per share, of common capital stock ("Common Stock") and (ii) Twenty Million (20,000,000) shares, par value $.001 per share, of preferred capital stock ("Preferred Stock").

          4.1   Common Stock Provisions.

                4.1.1 Dividend Rights. Subject to the provisions of applicable law and the preferences of the Preferred Stock, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors.

                4.1.2 Voting Rights. At all times, each holder of Common Stock of the Corporation shall be entitled to one vote for each share of Common Stock held by such stockholder standing in the name of such stockholder on the books of the Corporation.

                4.1.3 Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts or other liabilities of the Corporation and the preferential amounts to which the holders of the Preferred Stock shall be entitled, the holders of the Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

          4.2   Preferred Stock Provisions.

                4.2.1 Issuance. Preferred Stock may be issued from time to time in one or more series subject to limitations prescribed by law and the provisions of this Certificate of Incorporation or any amendment hereto. Authority is expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock without any vote or other action by the stockholders of the Corporation (the "Stockholders"), and to fix by designation (the "Preferred Stock Designation") the voting powers, designations, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof to the fill extent now or hereafter permitted by law, including but not limited to the following:

               (a) The number of shares constituting that series and the distinctive designation of the series;

               (b) The dividend rate (or method of determining such rate) on the shares of that series, the conditions and dates upon which such dividends shall be payable, whether such dividends shall be cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series to the dividends payable on any other class or series of stock of the Corporation;

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               (c) Whether that series shall have voting rights, in addition to the voting rights provided bylaw, and if so, the terms of such voting rights;

               (d) Whether or not the shares of that series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of stock of the Corporation, or convertible into or exchangeable for other securities of the Corporation or securities of any other corporation, partnership or other person or entity, and if so, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchange;

               (e) Whether or not the shares of that series shall be redeemable, in whole or in part, at the option of the Corporation or at the option of the holder thereof or upon the happening of a specified event, and if so, the times, prices and other terms and conditions of such redemption;

               (f) Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and if so, the terms and amount of such sinking fund;

               (g) The rights of the shares of that series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, with respect to payment of amounts payable in such event on shares of that series to amounts payable in such event on shares of any other class or series of stock of the Corporation; and

               (h) Any other relative rights, preferences and limitations of that series.

          4.3   Other Provisions.

                4.3.1 Issuance of Stock. The Board of Directors shall have authority to authorize the issuance from time to time without any vote or other action by the stockholders of the Corporation, of any or all shares of stock of the Corporation of any class at any time authorized, and any securities convertible into or exchangeable for any such shares, in each cease to such persons and for such consideration and on such terms as the Board of Directors from time to time in its discretion lawfully may determine; provided, however, that the consideration for the issuance of shares of stock of the Corporation having par value shall not be less than such par value. Shares so issued, for which the consideration has been paid to the Corporation, shall be fully paid, and the holders of such stock shall not be liable to any further call or assessments thereon.

                4.3.2 No Preemptive Rights. No holder of stock of any class or series of the Corporation nor of any security convertible into or exchangeable for stock of any class or series of the Corporation, nor of any warrant, option, or right to purchase, subscribe for or otherwise acquire stock of any class or series of the Corporation, whether now or hereafter authorized, shall, as such holder, have any preemptive right whatsoever to purchase, subscribe for or otherwise acquire stock of any class or series of the Corporation, or any security convertible into or exchangeable for, or any warrant, option or right

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to purchase, subscribe for or otherwise acquire, stock of any class or series of the Corporation, whether now or hereafter authorized. Nothing in this Section
4.3.2 shall be deemed to eliminate or limit the ability of the Corporation to grant by contract a preemptive right to purchase, subscribe for or otherwise acquire stock of any class or series of the Corporation or any security convertible into or exchangeable for, or any warrant, option or right to purchase, subscribe for or otherwise acquire, stock of any class or series of the Corporation, whether now or hereafter authorized.

                4.3.3 Record Date. The Board of Directors may set a record date in the manner and for the purposes authorized in the bylaws of the Corporation, with respect to shares of stock of the Corporation or any class or series.

5. Management by Board of Directors. The Corporation shall be managed by the Board of Directors, which shall exercise all powers conferred under the laws of the State of Delaware including without limitation the power:

     (a) To hold meetings, to have one or more offices, and to keep the books of the Corporation, except as otherwise expressly provided by law, at such places, whether within or without the State of Delaware, as may from time to time be designated by the Board.

     (b) To make, alter, and repeal Bylaws of the Corporation. With respect to the power of the stockholders of the Corporation to make, alter or repeal the Bylaws of the Corporation, notwithstanding anything contained in this Certificate of Incorporation or any provision of law that might otherwise require a lesser vote, the Bylaws may not be made, altered or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

     (c) To determine whether and to what extent and at what times and places and under what conditions and regulations the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, record, book, or document of the Corporation, except as conferred by the laws of the State of Delaware or as authorized by the Board.

     (d) To declare and pay dividends upon the shares of Common Stock of the Corporation either out of net assets in excess of capital or, in case there shall be no such excess, out of net profits for the fiscal year then current or the preceding fiscal year, and to direct the use and disposition of such net assets in excess of capital and of such net profits, all in accordance with the provisions of the laws of the State of Delaware.

     (e) To fix and determine from time to time an amount to be set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for working capital or any other proper purpose or to abolish any such reserve or reserves.

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     (f)  To make any lawful disposition of any paid-in or capital surplus, or create any reserves out of the same, or charge to the same organization expenses or other similar expenses properly chargeable to capital account.

     (g) To use or apply any funds of the Corporation lawfully available therefor for the purchase or acquisition of shares of the capital stock or bonds or other securities of the Corporation, in the market or otherwise, at such price as may be fixed by the Board, and to such extent and in such manner and for such purposes and upon such terms as the Board may deem expedient and as may be permitted by law.

     (h) From time to time in such manner and upon such terms and conditions as may be determined by the Board, to provide and carry out and recall, abolish, revise, alter, or change, one or more plan or plans for:

          (1) the issue or the purchase and sale of its capital stock or granting of options therefor to any or all of the employees, officers, or directors of the Corporation or of any subsidiaries, and the payment of such stock in installments or at one time, with or without the right to vote thereon pending payment therefor in full, and for aiding any such persons in paying for such stock by contributions, compensation for services, or otherwise;

          (2) the participation by any or all of the employees, officers, or directors of the Corporation or of any subsidiaries in the profits of the Corporation or of any branch, division, or subsidiary thereof, as part of the Corporation's legitimate expenses; and

          (3) the furnishing to any or all of the employees, officers, or directors of the Corporation or of any subsidiaries, at the expense, wholly or in part, of the Corporation, of insurance against accident, sickness, or death, pensions during old age, disability, or unemployment, or retirement benefits.

     (i) From time to time to authorize and issue obligations of the Corporation, secured or unsecured, to include therein such covenants and restrictions and such provisions as to redeemability, subordination, convertibility, or otherwise, and with such maturities, as the Board in its sole discretion may determine, and to authorize the mortgaging of, granting a security interest in, or pledging of, as security therefor, any part or all of the property of the Corporation, real or personal, including after-acquired property.

          5.1   Number of Directors.

               (a) The number of directors constituting the entire Board shall be not less than one nor more than 12 as fixed from time to time by vote of a majority of the entire Board, provided, however, that the number of directors shall not be reduced so as to shorten the term of any director at the time in office.

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                (b)   Any vacancies in the Board of Directors for any reason,
and any directorships resulting from any increase in the number of directors, may be filled by the Board of Directors, acting by a majority of the directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required bylaw, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of stockholders. Subject to the foregoing, at each annual meeting of stockholders the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting.

                (c) Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, this Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, but only for cause and only by the affirmative vote of the holders of 75% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the stockholders called for that purpose. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have a right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of section (c) of this Article shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

                (d) Elections of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

          5.2 Meeting of Directors. Unless otherwise specified in the Bylaws of the Corporation, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the board, or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

6. Compromise or Arrangement with Creditors. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any Court of Chancery within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors,

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and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

7.   Term. The Corporation is to have perpetual existence.

8. Amendment. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

9. Liability. To the fullest extent permitted by the Act as the same exists or as may be hereafter amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

10. Indemnity. The Corporation shall to the fullest extent authorized by the Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in this section with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the Board of Directors of this Corporation.

          10.1. Fees. The right to indemnification conferred in this section shall include the right to be paid by the Corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Act requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan)

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shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this section shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.

          10.2  Payment. If a claim under the two preceding paragraphs of this section is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the Indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Act. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Act, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct, shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses under this section or otherwise, shall be on the Corporation.

          10.3 Rights Cumulative. The rights to indemnification and advancement of expenses conferred in this section shall not be exclusive of any other rights which any person may have or hereafter acquire under any statute, this Corporation's Certificate of Incorporation, as it may be amended or restated from time-to-time, any agreement, vote of stockholders or disinterested directors, or otherwise. No amendment or repeal of this Section 10 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

          10.4 Insurance. The Corporation shall have the power to purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint

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venture, trust or other enterprise (including an employee benefit plan) against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law. The Corporation may also create a trust fund, grant a security interest and/or use other means (including, but not limited to, letters of credit, surety bonds and/or similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing, to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

          10.5 Definition of "Corporation". For purposes of this section, references to the "Corporation" shall include any subsidiary of this Corporation from and after the acquisition thereof by this Corporation, so that any person who is a director, officer, employee or agent of such subsidiary after the acquisition thereof by this Corporation shall stand in the same position under the provisions of this section as such person would have had had such person served in such position for this Corporation.

          10.6 Indemnification of Employees. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this section with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

          10.7 Effect of Amendment of Law. If the Act is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the Act, as so amended from time to time. Any repeal or modification of this Article by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

          10.8 Severability. The exemption from personal liability in Section 9 and the indemnification provided by this Section 10 shall be subject to all valid and applicable laws, and, in the event this Article Ten or any of the provisions hereof or the exemption from personal liability of the indemnification contemplated hereby are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this
Section 10 shall be regarded as modified accordingly, and, as so modified, to continue in full force and effect.

11. Stockholder Meetings. Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

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          11.1  Actions by Consent. Unless otherwise specified in the Bylaws of the Corporation, any action required by this chapter to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in this State, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation's registered office shall be by hand or by certified or registered mail, return receipt requested.

          11.2 Notice. Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.









Executed in the name of the Corporation by its President, who declares, affirms, acknowledges and certifies under penalties of perjury, that this is his free act and deed and the facts stated herein are true.

Dated:   October 24, 2006

                            INTERSTATE DATA USA, INC.

                                          /s/
                            -----------------------------------------
                            Randall R. Carpenter, President



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